UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2007

ARCHSTONE-SMITH OPERATING TRUST

(Exact name of registrant as specified in charter)

Maryland	1- 10272	90-0042860
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of Incorporation)		No.)

9200 E. Panorama Circle, Suite 400, Englewood, Colorado	80112

(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, including Area Code): (303) 708-5959

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 6, 2007, IWG 9. Objektgesellschaft B.V. (“IWG 9”), IWG 10. Objektgesellschaft B.V. (“IWG 10”), and IWG 11. Objektgesellschaft B.V. (“IWG 11”), each a private company with limited liability incorporated under the laws of The Kingdom of The Netherlands, and each a wholly-owned subsidiary of Archstone-Smith Operating Trust, as borrowers, entered into a Credit Agreement (the “Credit Agreement”) with EuroHypo Aktiengesellschaft, as original lender and original hedge counterparty. DeWAG Holdings S.à r.l., as the sole shareholder of IWG 9 and IWG 10, and DeWAG LT Holdings S.à r.l., as the sole shareholder of IWG 11, each a limited liability company incorporated under the laws of Luxembourg and each a wholly-owned subsidiary of Archstone-Smith Operating Trust, have executed the Credit Agreement to guaranty the obligations of the borrowers. The Credit Agreement provides for a €550 million line of credit for the borrowers to use to purchase real properties in Germany. The loan has a term of seven years and bears interest at EURIBOR plus 62 basis points. On each interest payment date, the borrowers must procure that the loan to value of all properties in the aggregate does not exceed 75% and that the collateral property pool generates income providing at least 110% interest coverage. The loan will be secured by pledges of the shares of each borrower as well as pledges of certain bank accounts of the borrowers and land charges against any property acquired with proceeds of the loan. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed with our next quarterly report on Form 10-Q.

ITEM 2.03            CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Trust has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

ARCHSTONE-SMITH OPERATING TRUST
	By:	/s/ Thomas S. Reif
Dated: June 12, 2007		Name: Thomas S. Reif
Title: Group Vice President and Associate General Counsel